EX-99.h.1.ii

AMENDMENT NO. 11 TO

SCHEDULE A

DELAWARE POOLED TRUST

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

EFFECTIVE AS OF DECEMBER 31, 2024

Macquarie Global Listed Real Assets Fund (formerly, Delaware Global Listed Real Assets Fund)

AGREED AND ACCEPTED:

DELAWARE INVESTMENTS FUND SERVICE COMPANY		DELAWARE POOLED TRUST for its series set forth in this Schedule A

By:	/s/ Richard Salus	By:	/s/ Shawn K. Lytle
Name:	Richard Salus	Name:	Shawn K. Lytle
Title:	Senior Vice President and Global Head of Fund Services	Title:	President and Chief Executive Officer